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                                                                   Exhibit 3.18a

                            ARTICLES OF INCORPORATION
                                       OF
                      ELECTRONIC SYSTEMS OF RICHMOND, INC.

            This is to certify that I the undersigned desire to and do hereby establish a stock corporation under the provisions of Chapter I of Title 13.1 of the Code of Virginia, and subject to the requirements of law for such cases made and provided; and I, by these Articles of Incorporation, set forth as follows:

            1. The name of the corporation is ELECTRONIC SYSTEMS OF RICHMOND,
INC.

            2. The purposes for which the corporation is formed are as follows:

                  a. To engage in the purchasing, selling, distributing, or leasing, as principal or agent, of all kinds of office machinery, equipment, computers, word processing equipment, and electronic equipment of any kind, as well as accessories and attachments therefor.

                  b. To carry on any other business not prohibited by law or required to be stated herein.

                  c. Generally to do all other acts and engage in all other activities which a corporation may lawfully do or do in connection with the foregoing. The purposes specified herein shall be construed both as powers and purposes. The purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general terms or of the general powers of the corporation, nor shall the expression of one thing be deemed to exclude another, although it be of a like nature not expressed.

            3. The aggregate number of shares which the corporation shall have authority to issue is Fifteen Hundred (1500) shares of common stock at a par value of Ten Dollars ($10.00) each.

            4. The post office address of the initial registered office of the corporation is Suite 500, Pembroke Five Building, Pembroke Office Park, which is located in the City of Virginia Beach, Virginia 23462. The name of its initial registered agent is Michael A. Inman, who is a resident of Virginia and a member of the Virginia State Bar and whose business address is the same as the address of the initial registered office of the corporation.

            5. The period for the duration of the corporation shall be unlimited.

            6. There shall be Two (2) Directors constituting the initial Board of Directors, and their names and addresses are as follows:

                 NAMES                           ADDRESSES
                 -----                           ---------

                 William G. Kamarek           709 Suffolk Circle
                                              Virginia Beach, VA 23452
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                 Timothy D. McCulloch         1503 Santa Rosa Road
                                              Richmond, VA 23288

            7. Stockholders shall have preemptive rights to acquire: (i) unissued stock of the corporation, (ii) any warrants, rights or options to purchase any such stock, or (iii) any securities or other obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

            8. The corporation shall have the power to restrict the transfer of shares of stock issued by way of restrictions on stock certificates requiring that prior to offering stock for sale to any individual, the holder of the certificate must offer the shares to the corporation or other stockholders.

            9. Each person now or hereafter a director or officer of the corporation (and his heirs, executors and administrators) shall be indemnified by the corporation against all claims, liabilities, judgments, settlements, costs and expenses, including all attorneys fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding or claim to which he is or may be made a party by reason of his being or having been a director or officer of the corporation (whether or not a director or officer at the time such costs or expenses are incurred by or imposed upon him), except in relation to matters as to which he shall have been finally adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties as such director or officer. In the event of any other judgment against such director or officer or in the event of a settlement, the indemnification shall be made only if the corporation shall be advised, in case none of the persons involved shall be or have been a director, by the Board of Directors of the corporation, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and in the event of a settlement, that such settlement was or is in the best interest of the corporation. If the determination is to be made by the Board of Directors, it may rely as to all questions of law on the advice of independent counsel. Such right of indemnification shall not be deemed exclusive of any rights to which he may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

            10. In addition to the foregoing, the powers of the corporation shall be those allowed under the law of Virginia including but not limited to the following:

                  a. To borrow money, and to secure its obligations, undertakings and commitments; to make and issue bonds, notes, debentures and other evidences of indebtedness, secured or unsecured, and to buy or retire the same.
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                  b. To enter into partnership agreements with other
corporations and individuals, and generally to do all things and engage in any and all other businesses and activities permitted by law and directly or indirectly related to the foregoing powers and purposes.

                  c. The corporation shall have the power to acquire by purchase, exchange, or otherwise, all or any part of, or any interest in, the properties, assets, businesses, and goodwill of any one or more persons, firms, associations heretofore or hereafter engaged in any business for which a corporation now or hereafter may be organized under the laws of this State; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof.

                  d. The corporation shall have the power to enter into any partnership as a limited or general partner, or both.

                  e. To exercise any and all further powers necessary as incidental to the pursuit or accomplishment of the general purposes herein set forth and which are or may hereafter be authorized by law.

            Given under my hand this 18th day of January, 1983.

                              /s/ Michael A. Inman
                              -------------------------
                              MICHAEL A. INMAN